Exhibit 10.3

At a Meeting of the Compensation Committee of the Board of Directors of The Hanover Insurance Group, Inc. (the “Company”) held on October 17, 2011, the Committee unilaterally amended all outstanding stock options issued pursuant to the Company’s Amended Long-Term Stock Incentive Plan (the “1996 Plan”) and 2006 Long-Term Incentive Plan (the “2006 Plan”, together with the 1996 Plan, the “Plans”). The text of resolution amending such options is as follows:

RESOLVED:	That the terms of all outstanding stock options issued pursuant to the Plans, be, and hereby are, amended, automatically and without the consent of the holders thereof, to provide that:

	1.	Each holder of a stock option granted under the Plans be, and hereby is, at his or her discretion, permitted to satisfy the (i) exercise price of such stock option, and (ii) minimum statutory tax withholding obligations arising in connection with the exercise of such option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Company common stock that would otherwise be issued upon exercise of such stock option by a number of whole shares having a fair market value equal to the sum of the aggregate exercise price of such option plus the minimum tax withholdings required by applicable law; it being understood that shares of Company common stock so withheld to satisfy the exercise price will not be again available for grant under the applicable Plans thereafter.

	2.	To the extent that the exercise price of a stock option granted under the Plans is less than the fair market value of a share of Company common stock by $0.50 or more on the date described below (determined by using the closing price of a share of Company common stock on such date (or if the Company common stock is not traded on such date, the most recent date on which such common stock was traded)), such option, to the extent then outstanding and vested, will be automatically exercised, without any action required on behalf of the holder of such option, by a “net exercise” as contemplated by the resolution set forth above, on the last day of the term of such option, if the option holder is then employed by the Company, or on the last day of the post-termination exercise period of such option, in the case of stock options held by an individual who had been an employee of the Company and whose employment was (i) involuntarily terminated by the Company for reasons other than for cause; (ii) terminated by reason of death, disability or retirement, or (iii) voluntarily terminated by such employee.